EXHIBIT 10.1

AEHR TEST SYSTEMS

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is made and entered into effective as of [__], 2024 (the “Effective Date”), by and between [__] (the “Employee”) and Aehr Test Systems, a California corporation (the “Company”), and supersedes in its entirety that certain Change of Control Severance Agreement between the Employee and the Company dated [____] (the “Prior Agreement”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue the Employee’s employment and to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.

B. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment, including following a Change in Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement have the following meanings:

(a) “Cause” means

(i) a material breach caused by the Employee of a material agreement between the Employee and the Company resulting in material harm to the Company;

(ii) a material failure by the Employee to comply with the Company’s written policies or rules resulting in material harm to the Company;

(iii) any act of personal dishonesty taken by the Employee in connection with the Employee’s responsibilities as an employee which results in material harm to the Company;

(iv) the Employee’s conviction of a felony;

(v) a willful act by the Employee which constitutes misconduct and results in material harm to the Company;

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(vi) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed the Employee’s duties;

(vii) continued poor performance by the Employee of the Employee’s job duties that results in material harm to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has poorly performed Employee’s job duties; or

(viii) a failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.

Any termination for Cause will require Board approval by no less than a majority (or if such termination is to occur following a Change in Control, no less than two-thirds) of the non-employee members of the Board, and before any such termination for Cause the Employee will be given reasonable opportunity to appear in person before the entire Board in order to explain the Employee’s position on the allegations or claims that constitute Cause.

(b) “Change in Control” has the meaning set forth in the Company’s 2023 Equity Incentive Plan.

(c) “Disability” means the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least 12 months.

(d) “Good Reason” means any of the following that occurs without the Employee’s express written consent:

(i) a significant reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities[; provided, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute Good Reason];

(ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction;

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1 Note to Draft: Include bracketed language for all but CEO and CFO.

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(iii) a reduction by the Company of the Employee’s base salary, annual equity grants as part of total annual compensation package, or target annual bonus opportunity as in effect immediately prior to such reduction;

(iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction other than changes that apply broadly to employees of the Company;

(v) the relocation of the Employee to a facility or a location that increases the Employee’s one-way commute by more than 25 miles; or

(vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 9 below.

No such event shall constitute Good Reason unless the Employee provides the Company with written notice thereof no later than 30 days following the initial occurrence of such event, the Company fails to cure such condition (if capable of being cured) within 30 days of receipt of such notice, and the Employee terminates the Employee’s employment with the Company within 30 days after the expiration of such 30 day cure period.

(e) “Involuntary Termination” means (i) a termination of the Employee’s employment by the Company without Cause, or (ii) the Employee’s resignation from employment with the Company for Good Reason, and does not include a termination of the Employee’s employment with the Company due to the Employee’s death or Disability.

(f) “Target Cash Incentive Opportunity” means the sum of the Employee’s target annual cash bonus opportunity, target commission opportunity, and any other target cash bonus opportunity (as applicable) for the Company’s fiscal year in which the Termination Date occurs.

(g) “Termination Date” means the effective date of the Employee’s termination of employment with the Company for any reason.

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date the Employee’s employment with the Company terminates other than due to an Involuntary Termination.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be provided under the Company’s then existing employee benefit plans or policies at the time of termination.

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4. Severance Benefits.

(a) Involuntary Termination During Change in Control Period. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within the period beginning three months before and ending [24 / 18 / 12] months after a Change in Control (the “Change in Control Period”), and if the Employee (or the Employee’s estate) delivers to the Company a general release of claims against the Company in a form reasonably acceptable to the Company that becomes effective and irrevocable within 60 days after the Termination Date (or such shorter period specified by the Company) (the “Release Condition”) and complies with the other terms of this Agreement, the Employee shall be entitled to the following severance benefits:

(i) An amount equal to [24 / 18 / 12] months of the Employee’s base salary as in effect on the Termination Date, which will be paid in a cash lump sum, less applicable withholdings, within 30 days after the Release Condition is satisfied (but in no event later than March 15 of the year following the year in which the Termination Date occurs).

(ii) An amount equal to [200 / 150 / 100]% of the Employee’s Target Cash Incentive Opportunity, which will be paid in a cash lump sum, less applicable withholdings, within 30 days after the Release Condition is satisfied (but in no event later than March 15 of the year following the year in which the Termination Date occurs).

(iii) An amount equal to the Employee’s Target Cash Incentive Opportunity multiplied by a fraction, the numerator of which is the number of days the Employee was employed by the Company during the Company’s fiscal year in which the Termination Date occurs, and the denominator of which is 365. Such amount will be paid in a cash lump sum, less applicable withholdings, within 30 days after the Release Condition is satisfied (but in no event later than March 15 of the year following the year in which the Termination Date occurs).

(iv) All Company equity awards held by the Employee shall become fully vested and, if applicable, exercisable, provided that for any Company equity awards held by the Employee that vest based on the attainment of performance-based conditions that remain unsatisfied as of immediately before the Termination Date, such performance-based conditions shall be deemed achieved at the greater of target or the expected attainment level based on performance as of the Termination Date (as determined by the Board or its Compensation Committee).

(v) If the Employee elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse the Employee for, the premium for the Employee and the Employee’s covered dependents during the period (the “CIC COBRA Period”) from the Termination Date through the earlier of (i) the [24 / 18 / 12]-month anniversary of the Termination Date and (ii) the date the Employee and the Employee’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the CIC COBRA Period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Employee or the Employee’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Employee in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof).

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1 Note to Draft: 24 for CEO, 18 for CFO, 12 for other executive officers.

2 Note to Draft: Same as previous footnote.

3 Note to Draft: 200% for CEO, 150% for CFO, 100% for other executive officers.

4 Note to Draft: 24 for CEO, 18 for CFO, 12 for other executive officers.

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(b) Involuntary Termination Outside Change in Control Period. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination that occurs outside the Change in Control Period, and if the Employee satisfies the Release Condition and complies with the other terms of this Agreement, the Employee shall be entitled to the following severance benefits:

(i) An amount equal to [12 / nine / six] months of the Employee’s base salary as in effect on the Termination Date, which will be paid in a cash lump sum, less applicable withholdings, within 30 days after the Release Condition is satisfied (but in no event later than March 15 of the year following the year in which the Termination Date occurs).

(ii) An amount equal to the Employee’s Target Cash Incentive Opportunity multiplied by a fraction, the numerator of which is the number of days the Employee was employed by the Company during the Company’s fiscal year in which the Termination Date occurs, and the denominator of which is 365. Such amount will be paid in a cash lump sum, less applicable withholdings, within 30 days after the Release Condition is satisfied (but in no event later than March 15 of the year following the year in which the Termination Date occurs).

(iii) All Company equity awards held by the Employee shall become vested and, if applicable, exercisable to the same extent that such awards would have otherwise vested during the [12 / nine / six]-month period immediately following the Termination Date had the Employee’s employment with the Company continued during such period, provided that for any Company equity awards held by the Employee that vest based on the attainment of performance-based conditions that remain unsatisfied as of immediately before the Termination Date, such performance-based conditions shall be deemed achieved at target levels.

(iv) If the Employee elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse the Employee for, the premium for the Employee and the Employee’s covered dependents during the period (the “COBRA Period”) from the Termination Date through the earlier of (i) the [12 / nine / six]-month anniversary of the Termination Date and (ii) the date the Employee and the Employee’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover the Employee or the Employee’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Employee in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).

(c) Termination Due to Death. If the Employee’s employment with the Company terminates due to the Employee’s death, and if the Release Condition is satisfied, the Employee shall be entitled to the severance benefits set forth in Sections 4(b)(i), (ii), and (iii).

(d) Termination Due to Disability. If the Employee’s employment with the Company terminates due to the Employee’s Disability, and if the Release condition is satisfied and the Employee complies with the other terms of this Agreement, (i) the Employee shall be entitled to the severance benefits set forth in Sections 4(b)(i), (ii), (iii), and (iv), and (ii) during the [12 / nine / six]-month period immediately following the Termination Date, the Employee shall continue to participate at the Company’s cost in the Company’s ArmadaCare supplemental benefits plan (or any similar replacement or successor supplemental benefits plan that covers the Employee immediately before the Termination Date).

(e) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, the Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law or Company policy.

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8 Note to Draft: Same as previous footnote.

9 Note to Draft: Same as previous footnote.

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5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s tax advisors (the “Tax Advisors”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Tax Advisors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Tax Advisors such information and documents as the Tax Advisors may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Tax Advisors may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments and/or benefits pursuant to this Section will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Employee.

6. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce the Employee’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Employee by the Company in connection with the Employee’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to the Employee’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Employee’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

7. Deemed Resignation. Upon termination of the Employee’s employment for any reason, the Employee shall be deemed to have resigned from any and all offices and directorships then held with the Company or any of its affiliates, and, at the Company’s request, the Employee shall execute such documents as are necessary or desirable to effectuate such resignations.

8. Certain Obligations.

(a) Restrictive Covenants. The Employee’s right to receive and/or retain the severance benefits payable under this Agreement is conditioned upon and subject to the Employee’s continued compliance with any restrictive covenants (e.g., confidentiality, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Employee and the Company and/or its subsidiaries, as in effect on the Termination Date.

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(b) Return of Company Property. The Employee’s right to receive and/or retain the severance benefits payable under this Agreement is conditioned upon the Employee’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Employee’s possession or control. With respect to non-physical Company property, the Employee may satisfy the requirement of the previous sentence by certifying in writing that all non-physical Company property in the Employee’s possession or control has been returned to the Company.

(c) Clawback Policy. The Employee acknowledges that the Employee shall remain subject to the Company’s Policy for Recovery of Erroneously Awarded Compensation, as it may be amended from time to time, to the extent provided therein or otherwise required by applicable law.

9. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, the Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

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(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice).

11. Arbitration. Except as excluded herein below, any controversy, dispute or claim arising out of or relating to this Agreement, or breach thereof (each, a “Covered Claim”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”). The arbitration shall be conducted by a single, neutral arbitrator, pursuant to AAA’s Employment Arbitration Rules & Mediation Procedure, available at https://www.adr.org/employment, as in effect at the time of the initiation of arbitration, which the Company will provide to the Employee upon reasonable request, in Santa Clara County, California. Notwithstanding anything in this Agreement to the contrary, the arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act, and, in all other respects, the arbitrator shall apply the substantive laws of California or applicable Federal law, with the same statutes of limitation and available remedies that would apply if the claims were brought in a court of law of competent jurisdiction. The costs unique to arbitration, including the arbitration administrative fees, arbitrator compensation and expenses, and any costs of any witnesses called by the arbitrator, that would not be incurred in a court proceeding shall be borne by the Company. Unless otherwise ordered by the arbitrator under applicable law, the Company and the Employee shall each bear their own expenses, such as expert witness fees, filing fees, and attorneys’ fees and costs. Nothing herein shall prevent the Company or the Employee from seeking a statutory award of reasonable attorneys’ fees and costs under applicable law. THE COMPANY AND THE EMPLOYEE RECOGNIZE THAT, BY AGREEING TO ARBITRATE THEIR DISPUTES, EACH WAIVE THEIR RIGHT TO A TRIAL BY JURY OF ANY COVERED CLAIM. THE COMPANY AND THE EMPLOYEE WAIVE THEIR RIGHT TO BRING ANY COVERED CLAIM AS PART OF OR IN CONNECTION WITH A CLASS OR COLLECTIVE ACTION. Notwithstanding the foregoing, this Section shall not preclude either party from seeking a temporary restraining order or a preliminary injunction from a court of competent jurisdiction if such relief is not available in a timely fashion through arbitration. Further, this arbitration agreement shall not apply to: (a) claims for unemployment and workers’ compensation benefits; (b) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless the Employee elects to arbitrate such disputes; (c) claims arising under the National Labor Relations Act or which are brought before the National Labor Relations Board; (d) claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if the Employee is required to exhaust the Employee’s administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; and (e) any other claim, which by law cannot be subject to mandatory arbitration.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

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(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement (including, without limitation, the Prior Agreement).

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Section 409A.

(i) Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Agreement unless the Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).

(ii) Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed at the time of the Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s Separation from Service or (B) the date of the Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this subsection shall be paid in a lump sum to the Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) To the extent that any reimbursements or in-kind benefits provided pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to the Employee pursuant to this Agreement shall be paid to the Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and the Employee’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	AEHR TEST SYSTEMS

By:

Title:

EMPLOYEE:		Signature

Printed Name

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